UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    May 23, 2006

The Inventure Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14556	86-0786101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3500 S. La Cometa Dr. Goodyear, AZ	85338
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (623)932-6200

Poore Brothers, Inc.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 23, 2006, in accordance with the Company’s compensation policy for non-executive (outside) directors, the Board of Directors granted a stock option to purchase 5,000 shares of common stock under the Company’s 2005 Equity Incentive Plan to each of the Company’s outside directors:  Ashton D. Asensio, F. Phillips Giltner, III, Mark S. Howells and Larry R. Polhill.  Each option has an exercise price of $2.80 per share (the closing price on the date of grant), are exercisable one year from the date of grant and have a term of five years. In addition, the Board granted Steven Sklar, Sr. Vice-President of Marketing, a stock option to purchase 12,000 shares of common stock under the Company’s 2005 Equity Incentive Plan.  Mr. Sklar’s option has an exercise price of $2.80 per share (the closing price on the date of grant), vests over three years from the date of grant and has a term of five years. In addition, Mr. Sklar will receive one-time additional compensation of $11,000 approved by the Board.

ITEM 5.03             AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS

At its annual meeting on May 23, 2006 the shareholders of the Company approved changing the Company’s name from Poore Brothers, Inc. to The Inventure Group, Inc. and amended its Certificate of Incorporation accordingly, effective May 25, 2006. Copies of the Company’s Certificate of Incorporation, as amended, are attached as Exhibits 3.1 - 3.4.

ITEM 8.01             OTHER EVENTS

On May 26, 2006, the Company announced the above-described name change. A copy of the press release is attached as Exhibit 99.1.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS

3.1	Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on February 23, 1995.
3.2	Certificate of Amendment to the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on March 3, 1995.
3.3	Certificate of Amendment to the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on October 7, 1999.
3.4	Certificate of Amendment to the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on May 25, 2006.
99.1	Press Release dated May 26, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Inventure Group, Inc.
(Registrant)

Date	May 26, 2006
/s/ Eric J. Kufel
(Signature)

Eric J. Kufel
Chief Executive Officer